Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Announces Positive Topline Phase 3 Clinical Results for Oral Solithromycin in the Treatment of Community Acquired Bacterial Pneumonia

Solithromycin met the primary and secondary objectives of non-inferiority compared to moxifloxacin

Cempra to host webcast and conference call on January 5, 2015 at 8:00 a.m. EST

CHAPEL HILL, N.C. – January 4, 2015 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics in the face of rising antibiotic resistant bacterial infections, today announced positive topline results from a global, pivotal Phase 3 clinical trial of solithromycin oral capsules (Solitaire-Oral) in the treatment of patients with community acquired bacterial pneumonia (CABP).

In the intent-to-treat population (ITT, all randomized patients), solithromycin met the primary objective of statistical non-inferiority (10% non-inferiority margin) of the early clinical response at 72 (-12/+36) hours after initiation of therapy compared to moxifloxacin. Solithromycin also met the secondary objectives of non-inferiority in clinical success at the short term follow up (SFU) visit, 5-10 days after the end of therapy, both in the ITT and clinically evaluable populations.

The point estimates for the primary endpoint of early clinical response were 78.2% for solithromycin and 77.9% for moxifloxacin. The 95% confidence interval for the treatment difference had lower and upper bounds of -5.5% and 6.1%, respectively. The results were similar in the combined total patient population, however, initial sub-groups analysis by age, indicate that the difference in point estimates became larger with increasing age and favored solithromycin in the ITT early clinical response groups. The results for the secondary efficacy endpoints supported results from the primary endpoint.

This study was the first to be completed under the proposed FDA CABP guidance which allows for assessment of the new primary endpoint of early clinical response in the pooled mITT population (ITT population with microbial isolates) across two similar Phase 3 trials, utilizing a 12.5% non-inferiority margin. In this first study, solithromycin met the secondary objective of non-inferiority of the early clinical response in the mITT population. Although, the individual mITT was analyzed, the weighted pooled mITT from the two Phase 3 studies is the true secondary outcome for the NDA.

“I congratulate Dr. David Oldach, senior vice president of Clinical Research, his clinical group and the entire Cempra team for running this landmark oral study which has produced these positive efficacy results for the Solitaire-Oral clinical trial, the first of our two pivotal Phase 3 studies for solithromycin,” stated Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “The management of CABP remains a challenge for healthcare providers and I believe solithromycin has the potential to be a rational option for the treatment of this life threatening illness. Our Phase 3 Solitaire intravenous study continues to enroll patients as planned.”

This Phase 3 study, Solitaire-Oral, was a double-blind, active-controlled global, multi-center trial that enrolled 860 adult patients with moderate to moderately severe CABP (pneumonia of PORT Class II, III and IV severity classification). Enrollment of PORT Class II pneumonia patients was limited to 50% of the study population. Patients were randomized to receive either oral solithromycin, as an 800 mg loading dose followed by 400 mg once daily for a total of five days, while oral moxifloxacin was dosed at 400 mg once daily for seven days. The primary objective was demonstration of non-inferiority of early clinical response at 72 (-12/+36) hours, as specified by FDA guidance, defined as having improvement in at least two of the following four symptoms (without worsening of any); cough, shortness of breath, chest pain and sputum production in the ITT. The study was designed to provide 90% power to demonstrate non-inferiority in early clinical response rate for solithromycin versus moxifloxacin utilizing a 10% non-inferiority margin. Secondary endpoints included the clinical success rate at the short term follow up visit 5 to 10 days following the last dose of study drug in the ITT and clinically evaluable populations, and importantly, a comparison of safety and tolerability of solithromycin compared to moxifloxacin.

In this clinical trial, serious adverse events (SAEs) occurred with equal frequency in both arms (< 7% of patients) and no SAEs were considered study drug related. The most frequently reported adverse events for solithromycin were headache (4.5%, versus 2.5% incidence with moxifloxacin), diarrhea (4.2%, versus 6.5% with moxifloxacin), nausea (3.5%, versus 3.9% with moxifloxacin), emesis (2.4% versus 2.3% with moxifloxacin) and dizziness (2.1% versus 1.6% with moxifloxacin). No other treatment emergent adverse events occurred, in either arm, with 2.0% incidence or greater. C. difficile associated diarrhea was diagnosed in two patients, both of whom received moxifloxacin. Asymptomatic, reversible alanine transaminase (ALT) elevation was observed in both treatment arms. Grade 3 ALT elevation ( >3-8xULN) occurred in 2.1% of moxifloxacin patients and 4.6% of solithromycin patients. Grade 4 ALT elevation (> 8xULN) occurred in 1.2% of moxifloxacin patients and 0.5% of solithromycin patients. No patient in either arm of the study developed treatment emergent elevation of both ALT and bilirubin defined by Hy’s Law criteria.

Additional analyses of the data are ongoing. Cempra will present additional data from the Solitaire-Oral clinical trial at upcoming scientific meetings.

Additional On-going Clinical Studies with Solithromycin

Cempra initiated the second Phase 3 trial of solithromycin, Solitaire-IV, in December 2013. Solitaire-IV is a randomized, double-blind, active-controlled, multi-center global study that will enroll approximately 800 patients with PORT Class II, III and IV CABP. Patients will receive intravenous administration of either 400 mg of solithromycin or 400 mg of moxifloxacin. Patients can switch to oral dosing of their assigned drug based on a decision by their physician. For solithromycin, the oral dose is an 800 mg loading dose followed by 400 mg once daily resulting in 7 days of treatment with IV and oral doses. For moxifloxacin, the oral dose is 400 mg once daily for total treatment duration of 7 days with intravenous and oral dosing. The primary efficacy objective is non-inferiority of early clinical response at 72 hours in the ITT population.

Cempra has also received authorization under its existing $58 million contract with the Biomedical Advanced Research and Development Authority (BARDA) that is to provide funding of $16 million for a Phase 1b pediatric clinical study of solithromycin. The Phase 1b portion of the study will enroll up to 64 pediatric patients aged newborn to 17 years with suspected or confirmed bacterial infections. The patients will receive oral capsules, oral suspension or intravenous solithromycin.

An additional Phase 3 clinical trial, Solitaire-U, began in August 2014 in patients with uncomplicated gonorrhea and chlamydia infections. The trial is being conducted in Australia and the U.S. and will enroll approximately 300 patients in a randomized 2-arm study with a single oral dose of 1000 mg of solithromycin compared with the standard of care, 500 mg of ceftriaxone administered intramuscularly and 1000 mg of oral azithromycin.

Conference Call and Webcast

Cempra management will host a webcast and conference call regarding this announcement at 8:00 a.m. EST on Monday January 5, 2015. The live call may be accessed by dialing (877) 377-7553 for domestic callers and (253) 237-1151 for international callers. A live webcast of the call will be available from the investor relations sections of the company’s website at www.cempra.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering the conference number: 60359814. A PowerPoint presentation of a summary of the Solitaire-Oral Phase 3 trial design and topline data will be posted prior to the call on the company’s website at www.cempra.com.

About Community Acquired Bacterial Pneumonia (CABP)

Community-acquired bacterial pneumonia is the number one cause of death from an infection, particularly in the very young and old. CABP is one of the most commonly diagnosed bacterial infections in the U.S. resulting in five to 10 million cases per year. Although many strains of Streptococcus pneumoniae, (the primary CABP pathogen) are resistant to currently-approved macrolides, this class of antibiotic remains among the most commonly prescribed class of antibacterial drugs for CABP both in the hospital and community settings.

About Solithromycin

Solithromycin is a highly potent next-generation macrolide, the first fluoroketolide, which has potent activity against most macrolide-resistant strains. In vitro and in vivo studies have shown potent activity against S. pneumoniae as well as an extended spectrum of activity against CA-MRSA, streptococci, Haemophilus, enterococci, Mycobacterium avium and in animal models of malaria. It is also active against atypical bacteria, such as legionella, chlamydia, mycoplasma and ureaplasma, and against gonococci and other organisms that cause genitourinary tract infections. It is 8-16 times more potent than azithromycin and is active against azithromycin-resistant strains. Solithromycin’s activity against resistant strains is driven by its ability to interact with three sites on the bacterial ribosome, compared to one for current macrolides. The binding to three ribosomal sites is expected to limit resistance development.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin also recently entered a Phase 3 clinical trial for uncomplicated bacterial urethritis caused by Neisseria gonorrhoeae and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which is being developed for chronic oral treatment of refractory staphylococcal infections in bones and joints. Both products address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, sources of funding, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Russo Partners, LLC

Robert E. Flamm, Ph.D.

(212) 845-4226

robert.flamm@russopartnersllc.com

Lena Evans

(212) 845-4262

lena.evans@russopartnersllc.com

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